June 18, 2020

Viad Royalties AB

c/o Nordfors Consulting AB
S:t Eriksgatan 117, plan 4
113 43 Stockholm
Sweden

Attention: Eric Jensen, General Manager, Exploration

Dear Sirs:

Re: Purchase and Sale Agreement

We refer to the purchase and sale agreement dated February 27, 2020 and that letter agreement dated May 7, 2020 (together, the "Purchase Agreement"), each among District Metals Corp. (on its own behalf, "Buyer Guarantor" and in trust for and on behalf of a wholly-owned subsidiary to be incorporated under the laws of Sweden, "Buyer") and Viad Royalties AB (the "Seller"). All capitalized terms not otherwise defined in this letter agreement (the "Letter Agreement") shall have the meanings ascribed thereto in the Purchase and Sale Agreement.

The parties hereby agree, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged as follows:

1. That pursuant to Section 10.5 of the Purchase and Sale Agreement, both instances of "June 22, 2020" in Section 6.1 of the Purchase and Sale Agreement are deleted and replaced with "June 25, 2020".

2. The Parties confirm that the Purchase and Sale Agreement, as amended by this Letter Agreement, remains in full force and effect.

3. From the date hereof, the Purchase and Sale Agreement and this Letter Agreement shall be read together to the extent reasonably possible as though all of the terms of both documents were contained in one instrument.

4. This Letter Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

5. This Letter Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and any applicable federal laws of Canada.

6. This Letter Agreement may be executed in counterparts and evidenced by an electronic copy thereof and all such counterparts or electronic counterparts shall constitute one document.

If the terms of this Letter Agreement are acceptable, please communicate your acceptance by executing the duplicate copy hereof in the appropriate space below and returning such executed copy to us, prior to 5:00 pm (Vancouver time) on June 19, 2020 at the address set out in the Purchase and Sale Agreement.

Yours very truly,

DISTRICT METALS CORP. (on its
behalf  and in trust for and on behalf of
Buyer Subco)

Per:	/s/ Garrett Ainsworth
Name: Garrett Ainsworth Title: President, CEO & Director

THE TERMS OF THIS LETTER AGREEMENT are hereby accepted as of the 19th day of June, 2020.

VIAD ROYALTIES AB

Per:	/s/ David M. Cole
Name: David M. Cole Title: President & CEO